BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150303

Filed in the office of	Document Number
Barbara K. Cegavske	20180133041-93
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/23/2018 3:01 PM
	Entity Number C7725-1999

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

EnerJex Resources, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

10% Series A Cumulative Redeemable Perpetual Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Amended and Restated Certificate of Designation
of the Preferences, Rights and Limitations of
10% Series A Cumulative Redeemable Perpetual Preferred Stock

EnerJex Resources, Inc., a corporation organized and existing under the Corporations Law of the State of Nevada, as amended (the "NRS"), in accordance with Section 78.1955 of the NRS, does hereby certify that:

5. Effective date of filing: (optional) March 26, 2018

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

1. The name of the corporation is EnerJex Resources, Inc. (the "Corporation").

2. The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on January 23, 2002.

3. Pursuant to the authority conferred upon the Board of Directors (the "Board") by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), and pursuant to the provisions of Sections 78.1955 of the NRS, said Board of Directors, pursuant to a unanimous written consent dated as of May 21, 2014, and holders of a majority of the issued and outstanding shares of the Corporations Series A Preferred Stock, pursuant to a written consent dated as of May 21, 2014 and March 21, 2018, adopted a resolution amending and restating the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Articles of Incorporation (which authorized 25,000,000 shares of preferred stock, par value $0.001 per share), the Corporation's Series A Preferred Stock is hereby redenominated as "10% Series A Cumulative Redeemable Perpetual Preferred Stock," par value $0.001 per share, and shall have the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below, and that certain instrument entitled "Certificate of Designation of Preferences, Rights, and Limitations of Series A Preferred Stock," as filed with the Secretary of State of the State of Nevada effective December 31, 2010, is hereby amended and restated in its entirety to read as follows:

Section 1. Number of Shares and Designation. This series of preferred stock shall be designated as 10% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the "Series A Preferred Shares"). The number of shares that shall constitute such series shall be 2,241,599, subject to being increased or decreased in the manner permitted by the NRS.

Section 2. Dividends.

(a) Holders of issued and outstanding Series A Preferred Shares on March 21, 2018 shall be entitled to receive all accrued but unpaid dividends prior to September 30, 2017 in additional Series A Preferred Shares. The total number of additional Series A Preferred Shares to be issued shall be 241,599.

(b) Except is set forth in Section 2(a), additional holders of issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends.

Section 3. Redemption. The Series A Preferred Shares shall not be redeemable by the Corporation.

Section 4. Status of Acquired Shares. Any Series A Preferred Shares acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 5. Ranking. The Series A Preferred Shares shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, be deemed to rank junior to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and each other class or series of capital stock of the Corporation.

Section 6. Voting Rights. The Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as otherwise required by the NRS.

Section 7. Record Holders. The Corporation and the Registrar and Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Registrar and Transfer Agent shall be affected by any notice to the contrary.

Section 8. Sinking Fund. The holders of Series A Preferred Shares shall not be entitled to (i) any mandatory redemption rights, (ii) payment of a principal amount at any particular date, (iii) the benefits of any retirement or sinking fund or (iv) require the Corporation to set aside funds to secure the Corporation's obligations under the Series A Preferred Shares.

Section 9. Conversion; Preemptive Rights. Simultaneously with the effective time of the merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 19, 2017, by and among the Corporation, AgEagle Aerial Systems, Inc., a Nevada corporation, and AgEagle Merger Sub, Inc., a Nevada corporation, each Series A Preferred Share, including those issued as dividends pursuant to Section 2(a), shall be automatically converted into Common Stock on a basis of ten (10) shares of Common Stock for each one (1) share of Series A Preferred Stock, subject to adjustment for stock splits and stock dividends. The holders of the Series A Preferred Shares shall not be entitled to any preemptive or similar stock purchase rights.

Section 10. Additional Issuances. The Board may issue additional Series A Preferred Shares from time to time in one or more series without the consent of the holders of the Series A Preferred Shares.

Section 11. Definitions. For purposes of the Series A Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated below:

"Articles of Incorporation" shall have the meaning ascribed thereto in the introduction of this Certificate.

"Board" shall have the meaning ascribed thereto in the introduction of this Certificate.

"Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to close.

"Certificate" shall mean this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

"Common Stock" means any of the Corporation's capital stock that is not Preferred Stock, including the common stock of the Corporation, par value $0.001 per share.

"Corporation" shall have the meaning ascribed thereto in the introduction to this Certificate.

"Liquidation" means any liquidation, dissolution or winding up of the Corporation's affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

"Preferred Stock" means (i) the Series A Preferred Shares and (ii) any other class or series of the Corporation's capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any Liquidation of the Corporation, over shares of the Common Stock.

"Registrar and Transfer Agent" means Standard Registrar & Transfer Co., Inc., or such other agent or agents of the Corporation as may be designated from time to time by the Board of Directors of the Corporation or its duly authorized designee as the transfer agent and registrar for the Series A Preferred Shares.

Signature page to follow

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences, Rights, and Limitations to be duly executed and acknowledged by Louis G. Schott, interim Chief Executive Officer.

EnerJex Resources, Inc.

By: ______________________

Louis G. Schott, Interim Chief Executive Officer

16073939.3226616-10001